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                          	 Diamond Hill
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                                 Investments


FOR IMMEDIATE RELEASE:
					Investor Contact:
					James F. Laird-Chief Financial Officer
					614-255-3353 (jlaird@diamond-hill.com)

					Media Contact:
					Susan Stuart-Director Client Relations
					& Communications
					614-255-3348 (sstuart@diamond-hill.com)

DIAMOND HILL INVESTMENTS NAMES CHRIS BINGAMAN CO-CHIEF INVESTMENT OFFICER AND LAURIE RIEBEL MANAGING DIRECTOR OF INSTITUTIONAL BUSINESS

	Columbus, Ohio - December 27, 2011 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today announced two organizational changes. Chris Bingaman, CFA will assume Ric Dillon's role as Co-Chief Investment Officer (Co-CIO) sharing this role with Chris Welch, effective December 31, 2011. Ric Dillon will continue in his role as a co-portfolio manager of Diamond Hill's Long-Short strategy and as CEO of Diamond Hill. Mr. Bingaman joined Diamond Hill in 2001 and has 21 years of related industry experience. His primary focus will continue to be on his role as a portfolio manager.

"As with the addition of Chris Welch as Co-CIO in June 2010, there will be no change in our shared investment philosophy and process," said Mr. Dillon.
"The CIO role is focused primarily on the external communication of Diamond Hill's investment philosophy and process, including client-related investment team efforts and communications. As always, the portfolio managers are ultimately responsible for decision making regarding their respective investment strategy, asset allocation, portfolio construction, and security selection."

Laurie Riebel, CFA was named Managing Director - Institutional Business. In this role, she will be responsible for institutional business development, client portfolio management, and client relations. Ms. Riebel joined Diamond Hill in 2007 as a client portfolio manager. Previously, she worked at Nationwide Insurance where she served in a variety of roles within the Office of Investments, including fixed income analyst and portfolio manager.

"Our organizational structure continues to evolve with the growth in our institutional business as institutions and consultants find value in our long-term, intrinsic value investment philosophy and process. Providing a high level of client service and building lasting relationships has always been part of our vision at Diamond Hill, and Laurie has proven to be a capable leader in servicing our institutional clients," said Mr. Dillon.

This evolution in organizational structure will benefit Diamond Hill's clients by establishing depth within the organization and taking advantage of the unique talents of each individual through expanded responsibilities.


About Diamond Hill:
Diamond Hill Capital Management, Inc. is an independent investment management firm with significant employee ownership and $8.5 billion in assets under management as of November 30, 2011. The firm provides investment management services to institutions and individuals through mutual funds, institutional separate accounts, and private investment funds. Diamond Hill's entire investment team shares the same intrinsic value investment philosophy focused on absolute returns, and the firm's interests are firmly aligned with its clients through significant investment in its strategies. For more information on Diamond Hill, visit www.diamond-hill.com.

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            325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363